Exhibit 99.1
CINCINNATI – September 16, 2005 – The Hillman Companies, Inc. (AMEX: HLM_P) announced today that its plan of compliance had been accepted by the American Stock Exchange (“AMEX”). As previously disclosed, the Company received on August 24, 2005 a letter from AMEX advising that the Company is not in compliance with the AMEX requirements as set forth in Section 1101 of the Amex Company Guide for failure to file with the Securities and Exchange Commission (“SEC”) its quarterly report on Form 10-Q for the quarter ended June 30, 2005. In addition, the letter advised the Company that as a result of the restatement of its financial statements as disclosed on a Form 8-K filed with the SEC on August 23, 2005, the Company was not in compliance with the requirements of its listing agreement. The compliance letter gives the Company until September 7, 2005 to submit a plan of action that the Company has taken, or will take, to bring it into compliance no later than October 4, 2005. The Company submitted its plan of compliance on September 7, 2005. On September 9, 2005, the plan was accepted by AMEX, and the Company was granted an extension until October 4, 2005 to regain compliance with the continued listing standards. The Company will be subject to periodic review to determine whether progress consistent with the plan is being made. If the Company is not in compliance with the continued listing standards by October 4, 2005, or does not make progress consistent with the plan during the plan period, delisting procedures would be initiated.
For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.